Exhibit F


                       [Letterhead of Gary D. Benz, Esq.]


                                December 18, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  FirstEnergy Corp. -
          Application/Declaration on Form U-1 (File No.70-10138)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration in the above-referenced proceeding (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by FirstEnergy Corp. ("FirstEnergy"), an Ohio corporation, and to the Commission's order dated November 10, 2003 approving the Application (Holding Co. Act Release No. 27756) (the "Order"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, FirstEnergy requested Commission authorization under the Act to acquire, directly or indirectly through one or more subsidiary companies, a membership interest in PowerTree Carbon Company, LLC ("PowerTree"), a Delaware limited liability company, and, to the extent such approval is necessary, to transfer all or a portion of such membership interest to any associate company. In accordance with the terms of the Application and the Order, FirstEnergy, through its indirect wholly-owned subsidiary, FirstEnergy Generation Corp. ("GenCo"), has executed the Operating Agreement and made its initial capital contribution to PowerTree.

     I have acted as counsel for FirstEnergy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by FirstEnergy in connection with the proposed transaction, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of FirstEnergy, certificates of public officials, certificates of officers and representatives of FirstEnergy, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of


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FirstEnergy and other appropriate persons and statements contained in the
Application and the exhibits thereto.

     Subject to the foregoing, I am of the opinion that:

     (a) all state laws applicable to the proposed transaction have been complied with;

     (b) (i) PowerTree is validly organized and duly existing under the laws of Delaware, and (ii) GenCo is entitled to all of the rights and privileges of a member of PowerTree as set forth in PowerTree's Operating Agreement;

     (c)  GenCo has legally acquired a membership interest in PowerTree; and

     (d) the consummation of the proposed transaction has not violated the legal rights of the holders of any securities issued by FirstEnergy or any associate company thereof.

     I am an attorney licensed to practice in the State of Ohio and Commonwealth of Pennsylvania and have acted as counsel to FirstEnergy in connection with the proposed transaction. For purposes of this opinion, with respect to all matters governed by the laws of Delaware as applicable to PowerTree, I have relied upon an opinion addressed to FirstEnergy of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, which opinion was filed as an exhibit to the Application.

     I hereby give my written consent to the use of this opinion in connection with the filing of a certificate pursuant to Rule 24 in the above-referenced proceeding. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.



                                             Very truly yours,


                                             /s/ Gary D. Benz
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